Exhibit 10.52

October 20, 2014

BY HAND DELIVERY
Richard Barry

RE:    Global Chief Merchandising Officer

Richard:

As discussed, the Company is pleased to offer you the opportunity to serve as the Executive Vice President, Global Chief Merchandising Officer, reporting directly to me, the Chief Executive Officer of the Company.

Currently, the role includes serving as the Head of the Global Commercial Committee. Along with the other members of the Global Commercial Committee, you shall be responsible for the development of our global vendor strategies, our global vendor relations and the coordination of all merchandise activities around the globe. As such, all global lead merchants, including the head merchants for the U.S., both for Toys and Babies, would have an indirect reporting relationship to you.

In addition, you will have direct responsibility for Private Label Development and Sourcing. This includes Product Development, Sourcing, Brand Management, the China Sourcing Office, and any other Global Sourcing capability that the Company may develop in the future. As you know, Private Label is one of our key long term strategic initiatives, critical to the TRU Transformation. In fact, in our most recent October Board of Directors meeting, the Sponsors identified “Private Label/Global Sourcing” as one of our three long term strategic initiatives, along with “Store of the Future” and “Grow Asia.”
Finally, you will also be leading the Company’s global “Store of the Future” initiative, which is an innovation role that includes working with the different teams both in the U.S. and internationally to identify and implement new product categories to introduce to our stores.

Essentially, in this new role, by broadening your merchandising scope from U.S. to global, you will have the opportunity to impact the company at a more strategic, game-changing level, as well as have responsibility for leading two out of three of the key long term strategic initiatives for the Company. In recognition of these new responsibilities, you will be awarded a special one-time stock option grant of 20,000 options, with a strike price of $8.00, as soon as administratively possible. Those options will vest over a 4 year period, in 25% increments.

Please sign below to acknowledge your acceptance of your new role. Other than your title and responsibilities, all other aspects of your compensation will remain unchanged. Your employment agreement will be updated to reflect your new title and position.

Sincerely,

/s/ Antonio Urcelay

Antonio Urcelay
Chief Executive Officer

Acknowledged and Agreed:

/s/ Richard Barry
RICHARD BARRY